UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

                       EXHIBIT 99. 1

NEWS RELEASE

January 27, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

The United Illuminating Company Receives Final Rate Case Decision

January 27, 2006 (NYSE:UIL) -- The State of Connecticut Department of Public Utility Control (DPUC) today issued a Final Decision in The United Illuminating Company’s rate case. The Decision approved a revenue increase for The United Illuminating Company (UI). UI’s distribution rates have been established to increase revenues by $14.3 million in 2006; and incremental distribution rate increases have been established for 2007, 2008 and 2009, so that revenues will increase a total of $35.6 million, or 4.9%, in 2009. Under the four-year plan, the total allowed annual increases are 1.98% in 2006, 0.6% in 2007, 1.4% in 2008 and 0.9% in 2009.

Today’s Decision sets UI’s return on equity at 9.75%, down from the Company’s present ROE of 10.45%. The Decision also increases the equity component of UI’s rate base from 47% to 48%. If earnings exceed the allowed level for any calendar year, the excess will be subject to a sharing mechanism. UI will retain 50% of the excess, 25% will be used to accelerate the amortization of Stranded Costs, which is a customer liability, and 25% will be returned to customers through a credit.

“We appreciate that the DPUC responded to some of the concerns we expressed in our written comments to their draft decision and in oral argument, and we are currently in the process of evaluating the details of this Decision,” said Anthony J. Vallillo, UI president and chief operating officer.

For the DPUC’s press release and the complete rate case Decision, please visit the DPUC website at www.state.ct.us/DPUC/.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting services and systems integration; United Capital Investments, Inc., which holds a number of minority interest investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.
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